GENESISINTERMEDIA.COM, INC
                            5805 SEPULVEDA BOULEVARD
                               VAN NUYS, CA 91411
                                  818-902-4300

                                                               May 18, 2000

TO OUR STOCKHOLDERS:

     On behalf of the Board of Directors of GenesisIntermedia.com, Inc., we cordially invite you to attend the annual meeting of stockholders of Genesis to be held on June 9, 2000 on the 8th floor at GenesisIntermedia.com, Inc.'s offices at 5805 Sepulveda Boulevard, Van Nuys, California 91411, at 10:00 a.m., Pacific Daylight Time. A notice of annual meeting, proxy card and a proxy statement containing information about the matters to be acted upon at the annual meeting are enclosed.

     At this year's meeting you will be asked to elect five directors, to approve an increase in the number of shares of Genesis' common stock reserved for issuance under the GenesisIntermedia.com, Inc. 1998 Stock Incentive Program by 800,000 shares and to ratify the selection of the independent auditors. The accompanying notice of the meeting and proxy statement describes these proposals. We encourage you to read this information carefully.

     Whether in person or by proxy, it is important that your shares be represented at the annual meeting. To ensure your participation in the annual meeting, regardless of whether you plan to attend in person, please complete, sign, date and return the enclosed proxy promptly. If you attend the annual meeting and wish to vote your proxy in person, you can revoke your previously voted proxy at the meeting.

     We look forward to seeing you at the annual meeting.

                                          Sincerely,
                                          /s/ Ramy El-Batrawi
                                          Ramy El-Batrawi
                                          Chairman of the Board of Directors

                           GENESISINTERMEDIA.COM, INC
                            5805 SEPULVEDA BOULEVARD
                               VAN NUYS, CA 91411
                                  818-902-4300
                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 9, 2000
                        10:00 A.M. PACIFIC DAYLIGHT TIME
                            ------------------------

TO THE STOCKHOLDERS OF GENESISINTERMEDIA.COM, INC.:

     Notice is hereby given of the 2000 annual meeting of stockholders of GenesisIntermedia.com, Inc., a Delaware corporation.

WHEN:        Friday, June 9, 2000
             10:00 a.m. Pacific Daylight Time
WHERE:       Conference facility
             8th Floor
             5805 Sepulveda Boulevard,
             Van Nuys, California 91411
PURPOSES:    1. To elect five directors to hold office until the annual meeting of stockholders in 2001;
             2. To approve an amendment to the GenesisIntermedia.com, Inc. 1998
                Stock Incentive Program increasing the number of shares of common stock reserved for issuance by 800,000 shares;
             3. To ratify the appointment of independent auditors; and
             4. To conduct other business if it is properly raised.

     The items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record on May 5, 2000 are entitled to vote at the meeting.

     Your vote is important. Please promptly complete, sign, date and return your proxy card in the enclosed envelope.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          /S/ DOUGLAS E. JACOBSON
                                          DOUGLAS E. JACOBSON
                                          SECRETARY

VAN NUYS, CALIFORNIA
MAY 16, 2000

                           GENESISINTERMEDIA.COM, INC
                            5805 SEPULVEDA BOULEVARD
                               VAN NUYS, CA 91411
                                  818-902-4300
                            ------------------------
                                PROXY STATEMENT
                            ------------------------

     Genesis' board is using this proxy statement to solicit proxies from the holders of Genesis common stock to be used at the annual meeting of stockholders. This meeting will be held at 10:00 a.m. Pacific Daylight Time. We are first mailing this proxy statement and the accompanying form of proxy to Genesis stockholders on or about May 18, 2000.

MATTERS RELATING TO THE ANNUAL MEETING:

    TIME:                         June 9, 2000
                                  10:00 a.m. Pacific Daylight Time
    LOCATION:                     Conference facility
                                  8th Floor
                                  5805 Sepulveda Boulevard,
                                  Van Nuys, California 91411
    RECORD DATE:                  May 5, 2000
    OUTSTANDING SHARES HELD ON
    RECORD DATE:                  5,315,000 shares of common stock
    SHARES ENTITLED
    TO VOTE:                      5,165,000 shares of common stock
    QUORUM REQUIREMENT:           A quorum of stockholders is necessary to hold a valid
                                  meeting. The presence in person or by proxy at the
                                  meeting of holders of shares representing a majority
                                  of the votes of the common stock entitled to vote at
                                  the meeting is a quorum.
                                  Abstentions and broker "non-votes" count as present
                                  for establishing a quorum. Shares held by Genesis in
                                  its treasury do not count toward a quorum. A broker
                                  non-vote occurs on an item when a broker is not
                                  permitted to vote on that item without instruction
                                  from the beneficial owner of the shares and no
                                  instruction is given.
    SHARES BENEFICIALLY OWNED     2,833,223 shares of common stock, including
    BY GENESIS OFFICERS AND       exercisable options. These shares represent in total
    DIRECTORS ON MAY 5, 2000:     approximately 55 percent of the voting power of
                                  Genesis' common stock. These individuals have
                                  indicated that they will vote in favor of the
                                  proposals recommended by Genesis' board.
    ANNUAL REPORT:                The annual report to stockholders that accompanies
                                  this proxy statement is not proxy soliciting material.
    COMPANY CONTACT:              For additional information or copies of the annual
                                  report please contact:
                                  GenesisIntermedia.com, Inc., Attn: Investor Relations,
                                  5805 Sepulveda Boulevard, Van Nuys, California 91411

THE PROPOSALS AND VOTE NECESSARY TO APPROVE THEM:

ITEM I:       To elect five directors to hold office until the annual meeting of stockholders in the year 2001
              Directors are elected by a plurality of the votes represented by the shares of common stock present at the meeting in person or by proxy.
              This means that the five director nominees with the most affirmative votes are elected to fill the available seats. Only the number of votes
              "FOR" affect the outcome. Withheld votes and abstentions have no effect on the vote.
ITEM II:      To approve an amendment to the GenesisIntermedia.com, Inc. 1998 Stock
              Incentive Program increasing the number of shares of Genesis common stock reserved for issuance under the plan by 800,000 shares.
              The approval of the amendment to the GenesisIntermedia.com, Inc. 1998
              Stock Incentive Program to increase the shares reserved for issuance under the plan requires the affirmative vote of a majority of the votes cast by holders of the common stock present, in person or by proxy, and entitled to vote at the meeting. Withheld votes and abstentions have the same effect as a vote against this proposal.
ITEM III:     To ratify the appointment of Singer Lewak Greenbaum & Goldstein, LLP as
              Genesis' independent auditors for Genesis' 2000 fiscal year.
              Ratification of the selection of Singer Lewak Greenbaum & Goldstein, LLP as Genesis' independent auditors for the 2000 fiscal year requires a majority of the votes cast by holders of the common stock. Abstentions have no effect on the vote.
ITEM IV:      To conduct other business if it is properly raised.

     Under New York Stock Exchange rules, which govern most brokers, if your broker holds your shares in its name, your broker is generally permitted to vote your shares on each of Items I, II and III in its discretion if it does not receive voting instructions from you. If a broker determines that, under applicable rules, it is not entitled to vote your shares without your voting instructions, a broker non-vote will occur. This will have no effect on the election of directors and will have the effect of not being entitled to vote and not cast on Items II and III, and therefore not counted as a vote for or against those Items.

     The stockholders have no dissenters' or appraisal rights in connection with any of Items I, II or III.

PROXIES

     Voting instructions are included on your proxy card. If you properly submit your proxy in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or withhold authority to vote for Genesis' director nominees. You also may vote for or against the other proposals or abstain from voting.

     If you submit your proxy but do not make specific choices, your proxy will follow the board's recommendations and vote your shares:

     * FOR the election of each of the five director nominees;
     * FOR the amendment of the GenesisIntermedia.com, Inc. 1998 Stock Incentive Program to increase the number of shares reserved under the plan by 800,000 shares;
     * FOR the ratification of Singer Lewak Greenbaum & Goldstein, LLP as the independent auditors for fiscal year 2000;

     * FOR any proposal by Genesis' board to adjourn the annual meeting; and, in its discretion, as to any other business as may properly come before the annual meeting.

  How do I vote my proxy?

     You may vote in person at your meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. You may be requested to present documents for the purpose of establishing your identity. In addition, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on May 5, 2000, the record date for voting.

  How do I revoke my proxy?

     You may revoke your proxy before it is voted by either submitting a new proxy with a later date, notifying Genesis' Secretary in writing at the address provided above before the meeting that you have revoked your proxy, or by voting in person at the meeting.

  What accommodations are there for persons with disabilities?

     We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plan to attend. Please call or write Genesis' Secretary in advance of the meeting at the number or address on the first page of this proxy statement.

  Is my vote confidential?

     Independent inspectors count the votes. Your individual vote is kept confidential unless special circumstances exist. For example, a copy of your proxy card will be sent to Genesis if you write comments on the card.

  Who pays the cost of proxy solicitation?

     Genesis pays its own costs of soliciting proxies. In addition to this mailing, Genesis employees may solicit proxies personally.

OTHER BUSINESS; ADJOURNMENTS

     Management is not currently aware of any other business to be acted upon at the meeting. If, however, other matters are properly brought before the meeting, or any adjourned meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, including adjourning the meeting.

     Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. We do not currently intend to seek an adjournment of the meeting.

                             ELECTION OF DIRECTORS

                                    (ITEM I)

     In accordance with Genesis' bylaws, the board of directors has fixed the number of directors constituting the board at five. The board of directors has proposed that the following five nominees be elected at the annual meeting, each of whom will hold office until our annual meeting in 2001 and until his or her successor shall have been elected and qualified:

                                      DIRECTOR              POSITIONS WITH
          NAME               AGE      SINCE                     GENESIS                   COMMITTEES
-------------------------    ----     --------     ---------------------------------    ---------------
Ramy El-Batrawi..........     38        1993       Chairman of the Board and Chief
                                                   Executive Officer
Douglas E. Jacobson......     53        1998       Director, Chief Financial Officer    Compensation
George W. Heyworth.......     50        1999       Director                             Compensation
Michael Roy Fugler.......     51        1999       Nominee                              Compensation,
                                                                                        Audit Designee
Stephen A. Weber.........     52          --       Nominee                              Audit Designee

     Unless otherwise instructed, it is the intention of the persons named as proxies on the accompanying proxy card to vote shares represented by properly executed proxies for the election of each of the five nominees identified above. Although the board of directors anticipates that each of the five nominees will be available to serve as a director, if any of them should be unwilling or unable to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees that may be designated by the board of directors.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE

INFORMATION CONCERNING THE DIRECTOR NOMINEES

     Set forth below is information with respect to the individuals who are nominees for election to the board of directors of Genesis who are standing for election at the annual meeting.

  Ramy El-Batrawi

     Mr. El-Batrawi is the principal stockholder and chief executive officer of GenesisIntermedia.com, Inc. He has been a director and chairman of the board of GenesisIntermedia.com, Inc. since its inception in October 1993. Mr. El-Batrawi's prior experience includes international business marketing where he facilitated and negotiated significant transactions between global industrial companies and world governments. Firms with which he has been involved include Lockheed Corporation, Carnival Cruise Lines Inc., Lonrho, Inc., McDonalds Corporation and Eastern Airlines. Additionally, he is the sole shareholder, President and Chairman of the Board of Directors of several other companies, including International Futures Brokerage Company, Mars & Venus Counseling Centers, Inc., Genesis Aviation, Inc., Genesis Aviation II, Inc., Genesis Diversified Investments, Inc., Sentient, Inc. and Trade Your Way To Riches, Inc.

  Douglas E. Jacobson

     Mr. Jacobson has been a director of GenesisIntermedia.com, Inc. since October 1998. Mr. Jacobson has been a certified public accountant for over 25 years and is a graduate of The College of William and Mary in Virginia. His experience includes working for local public accounting firms and Coopers & Lybrand where he audited privately held and SEC-registered public corporations. After Coopers & Lybrand, he was responsible for supervising the financial audit staff of a major retail drug chain, and he managed the internal audit functions for a highly diversified, closely held family conglomerate, for four years. In those positions, he was responsible for nationwide audits and preparing reports directly to the Chairman. From 1983 to 1997, as a sole practitioner certified public accountant, he performed accounting, audit and tax services for key family members and other clients, including GenesisInternedia.com, Inc. As the chief financial officer of GenesisIntermedia.com, Inc., Mr. Jacobson's responsibilities include overseeing and preparing the financial analysis of the Company's financial growth and external reporting.

  George W. Heyworth

     Mr. Heyworth was elected to the GenesisIntermedia.com, Inc. board of directors in January 1999. He has had more than 25 years of success in building and leading emerging companies. As co-founder & CEO, Mr. Heyworth is in the process of re-starting Payless Drug Stores, Inc. In 1999, he co-founded lightdog.com, Inc., a promising, filtered Internet Service Provider teamed with General Mills to conduct a multi-million dollar launch focused on providing safe family internet access. He has served as chief executive officer of lightdog.com, Inc. since its formation. As a board member and consultant, he has helped venture capital groups and Internet-focused companies (GenesisIntermedia.com, Inc., Mature Mart, Inc., Banta Integrated Media) define, launch and execute e-commerce offerings. In 1998, Mr. Heyworth served as vice president of product management for Intersolv's PVCS Software Tools Division, a $120-million software tools business. In 1997, as the chief technology officer and vice president of engineering for CADIS, a start-up Internet company, Mr. Heyworth charted technology direction and launched e-commerce catalog products that were built on patented, advanced parametric searching technology. Prior to CADIS, Mr. Heyworth built Perot Systems Object Technology Center, managed strategic technology accounts, completed acquisitions, and oversaw Perot Systems International IT conversion to PeopleSoft. Mr. Heyworth received his Masters of Science degree from the University of Oregon and is a graduate of the United States Military Academy, where he received a Bachelor of Science degree in Civil Engineering.

   Michael Roy Fugler

     Mr. Fugler was elected a Director of GenesisIntermedia.com, Inc. in December 1999. After receiving his Juris Doctorate from Louisiana State University in 1972, Mr. Fugler embarked on a legal career that began with litigation, developing extensive experience with both civil and criminal law, and later focusing on international law, corporate law and finance. Mr. Fugler developed a multi-geographical practice, which allowed him to carry on his work from Baton Rouge to New York to Los Angeles to Miami to Atlanta to Houston. In the past 10 years Mr. Fugler shifted his practice and developed an expertise in international merchant and investment banking. In 1997, he became a partner and director of I-Bankers Securities, Inc. where he manages the New York, London and Paris operations. As Managing Director of Corporate Finance, Mr. Fugler manages underwritings for IPOs, pre-and post-IPO private and public offerings. Mr. Fugler currently holds Series 7, 24, and 63 securities licenses. Mr. Fugler has been a leader and active participant in many professional associations including The Association of Trial Lawyers of America, American Bar Association, National Association of Criminal Defense Lawyers, International Bar Association, Lawyer Pilots Bar Association, Aircraft Owners & Pilots Association and American Bonanza Society.

  Stephen A Weber

     Mr. Weber has a strong background in accounting, finance and marketing. Since 1996, Mr. Weber has been an active consultant in a number of companies, including GenesisIntermedia.com, Inc., in Southern California. From 1989 to 1996, he was the President of Positive Response Television, Inc., a direct marketing and media company that he co-founded in 1989, built and eventually took public. Under Mr. Weber's direction, within six years, Positive Response had 80 employees and had achieved annual sales of over $30 million. Prior to the founding of Positive Response, Mr. Weber was a practicing Certified Public Accountant, with over 13 years of experience in public accounting. From 1981 to 1989, Mr. Weber was a senior partner in a regional accounting firm. He supervised certified audits of many companies in diversified fields. Prior to 1981, Mr. Weber worked for local and national accounting firms, performing and supervising audit and client engagements. Mr. Weber graduated from the University of Southern California in 1970.

COMPENSATION OF DIRECTORS

     Outside directors of Genesis receive $1,000 for each board meeting they attend in person and $500 for each meeting they attend by conference telephone call. In addition, non-employee directors are entitled to be granted options to purchase 25,000 shares of common stock each year under the

1998 Stock Option Plan for Non-Employee Directors that is part of our 1998 Stock Incentive Program. The options vest quarterly over a two-year period.

     Messrs. El-Batrawi and Jacobson are employees of Genesis and are not compensated for their service as directors.

     All directors are reimbursed for reasonable expenses incurred in connection with attending meetings of the board of directors. Outside directors also receive reasonable compensation for committee work and business consulting outside normal board meetings. During 1999, Genesis paid $114,755 for business consulting services provided by George Heyworth and an entity owned by George Heyworth.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Genesis' directors and executive officers, and persons who own more than ten percent (10%) of a registered class of Genesis' equity securities, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock of Genesis. The rules promulgated by the Commission under Section 16(a) of the Exchange Act require those persons to furnish us with copies of all reports filed with the Commission under Section 16(a). Based solely on a review of the copies of such reports furnished to Genesis, or written representations that no other reports were required, Genesis believes that, during our fiscal year ended December 31, 1999, all of its executive officers and directors complied with the requirements of Section 16(a), except that Mr. El-Batrawi filed late a Form 4 related to a disposition of common stock and rights to acquire common stock that occurred in November 1999, and Mr. Fugler filed a Form 3 late in connection with his appointment to the board of directors in December 1999.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     During 1999, there were three meetings of the board of directors and the board acted by unanimous written consent on three occasions. All directors attended at least 75% of the meetings of the board of directors and the committees of which they were members held during the time they were directors.

     The board of directors has established an audit committee and a compensation committee. The board of directors has not established a nominating or any other committees. Each of the audit and compensation committees is responsible to the full board of directors. The functions performed by these committees are summarized below:

  Audit committee

     The audit committee makes recommendations to the board of directors regarding the selection and retention of independent auditors, reviews the scope and results of the audit and reports the results to the board of directors. In addition, the audit committee reviews the adequacy of internal accounting, financial and operating controls and reviews our financial reporting compliance procedures. The members of the audit committee in 1999 were Mr. Heyworth, Mr. LaCorte (resigned in December 1999 from the board but serves as an advisor to Genesis) and Mr. Fugler. The audit committee met two times in 1999.

  Compensation committee

     The compensation committee reviews and approves the compensation of our officers, reviews and administers our stock option plans for employees and makes recommendations to the board of directors regarding these matters. The members of the compensation committee are Mr. Heyworth, Mr. Fugler and Mr. Jacobson. The compensation committee met five times in 1999.

COMPENSATION COMMITTEE INTERLOCKS

     No interlocking relationships exist between our compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. Mr. Jacobson is the chief financial officer of Genesis, but does not participate in the management of our stock incentive program as it relates to persons subject to Section 16 under the Securities Exchange Act. There are no interlocking relationships between Genesis and other entities that might affect the determination of the compensation of our directors and executive officers.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation committee believes that the compensation levels of our executive officers, who provide leadership and strategic direction for Genesis, should consist of (i) base salaries that are commensurate with executives of other comparable e-commerce companies and (ii) cash bonus opportunities based on achievement of objectives set by the compensation committee with respect to the chairman and chief executive officer and by the chief executive officer in consultation with the compensation committee with respect to the other executive officers of Genesis. The compensation committee also believes that it is important to provide Genesis' executive officers with significant stock-based incentive compensation that increases in value in direct correlation with improvement in the performance of Genesis' common stock, thereby aligning management's interest with that of our stockholders.

     The compensation committee considers the following factors (ranked in order of importance) when determining compensation of our executive officers: (i) Genesis' performance measured by attainment of specific strategic objectives, stock price performance and operating results; (ii) the individual performance of each executive officer, including the achievement by the executive (or the executive's functional group) of identified goals; and (iii) historical cash and equity compensation levels.

  Cash compensation

     The salaries of our executive officers are generally initially set at the time of their initial hiring, subject to possible increases in future periods.

     As stated above, the compensation of executive officers is also based in part upon individual performance and comparative industry compensation levels. Early in each year, a performance plan is established. Each plan sets forth overall goals to be achieved by Genesis, as well as specific performance goals to be achieved by each of our executive officers according to his or her duties and responsibilities, for the relevant year. For fiscal year 1999, these overall compensation goals included: (i) the acquisition of technologies and businesses consistent with our business and product goals and the successful integration of the acquired businesses and technologies; (ii) the enhancement of strategic relationships; (iii) the meeting of cash flow, expense and other budgetary targets; and (iv) the achievement of appreciation in our stock price.

  Equity compensation

     The non-employee members of the compensation committee administer and authorize all grants and awards made under the 1998 stock compensation program. In some instances, awards are authorized for new employees as incentives to join Genesis. In determining whether and in what amount to grant stock options or other equity compensation to executive officers in fiscal year 1999, the compensation committee considered the amount and date of vesting of currently outstanding incentive equity compensation granted previously to each executive officer. The compensation committee believes that continued grants of equity compensation to key executives are necessary to retain and motivate exceptionally talented executives who are necessary to achieve our long-term goals, especially at a time of significant growth and competition in the industries in which we participate.

EXECUTIVE COMPENSATION

     The following table sets forth the annual compensation paid to executive officers of Genesis for the fiscal year ended December 31, 1999, the year in which Genesis became a publicly reporting company and 1998.

                                           ANNUAL COMPENSATION                            LONG TERM COMPENSATION
                           ---------------------------------------------------     -------------------------------------
                                                                    OTHER          RESTRICTED
                                                   S CORP.         ANNUAL            STOCK          STOCK
        NAME AND                     SALARY      DISTRIBUTION     COMPENSATION      AWARDS         OPTIONS       OTHER
   PRINCIPAL POSITION      YEAR        ($)           ($)             ($)              ($)            ($)          ($)
------------------------   -----     -------     ------------     ------------     -----------     --------     --------
Ramy El-Batrawi            1999      250,000       2,000,000(1)      --               --             --          22,654(2)
  Chairman, President      1998       62,500         955,000(1)      --               --             --          11,327(2)
  and Chief Executive
  Officer
Douglas E. Jacobson        1999      120,023         --              --               --            75,000(3)    13,253(4)
  Chief Financial          1998       13,615         --              --               --           150,000        2,126(4)
  Officer and Secretary
Craig T. Dinkel            1999      175,102         --              --               --            75,000(3)        --
Chief Operating Officer    1998       18,050         --              --               --           100,000           --

---------------
(1) Mr. El-Batrawi received distributions of undistributed S corporation earnings of $2,000,000 and $955,000 in 1999 and 1998, respectively.
(2) Represents depreciation expense on a company automobile used by Mr. El-Batrawi.
(3) The stock option grants made in August 1999, is subject to stockholder approval of the increase in the number of shares authorized under our 1998 stock incentive program.
(4) Represents lease payments made for Mr. Jacobson's automobile.

OPTION GRANTS IN 1999

     The following table sets forth the option grants to the named executives during 1999. Genesis did not grant any stock appreciation rights in 1999.

                               NUMBER OF          PERCENT OF
                              SECURITIES          TOTAL OPTIONS
                              UNDERLYING          GRANTED TO        EXERCISE OR
                                OPTIONS           EMPLOYEES         BASE PRICE          EXPIRATION
            NAME              GRANTED(1)          IN FY 1999        ($/SHARE)             DATE
----------------------------  ---------------     ---------------   ---------------     ------------
Douglas E. Jacobson.........       75,000                10%             $8.50                  (2)
Craig T. Dinkel.............       75,000                10%             $8.50                  (2)

(1) All granted options vest in three annual increments, 33.3% on each of the first through third anniversaries of the date of grant, and expire in seven years.
(2) Seven years from date of vesting.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES.

     The following table sets forth information regarding the number of securities underlying unexercised options at December 31, 1999. No options were exercised by the named executive officers in 1999 and at December 31, 1999, the exercise price of the options were greater than the market value of Genesis' common stock.

                             NUMBER OF SECURITIES UNDERLYING
                              UNEXERCISED OPTIONS AT FY-END           VALUE OF UNEXERCISED
                                           (#)                   IN-THE-MONEY OPTIONS FY-END ($)
                             -------------------------------     -------------------------------
          NAME               EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
-------------------------    ------------     --------------     ------------     --------------
Ramy El-Batrawi..........            --               --                --                --
Douglas E. Jacobson......       150,000           75,000                --                --
Craig T. Dinkel..........       100,000           75,000                --                --

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OWNERSHIP

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days following May 5, 2000 are deemed outstanding. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder's name. The address for all of the executive officers and directors is 5805 Sepulveda Boulevard, Van Nuys, California 91411.

                                     NUMBERS OF SHARES
                                       BENEFICIALLY      OPTIONS INCLUDED      PERCENTAGE OF
         NAME AND ADDRESS                  OWNED             IN TOTAL              CLASS
----------------------------------   -----------------   -----------------   -----------------
      OFFICERS AND DIRECTORS
Ramy El-Batrawi...................      2,608,223            --                            49%
Douglas E. Jacobson...............        --                 150,000                      2.7%
Craig T. Dinkel...................        --                 100,000                      1.8%
George W. Heyworth................        --                  25,000                         *
Michael R. Fugler.................        --                 --                            --
All directors and executive             3,033,223            275,000                       57%
  officers as a group (five
  persons)........................
5% Beneficial Owners
Ultimate Holdings.................                           750,000
  13 Parliament St
  Hamilton, Bermuda

---------------
* less than 1%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Genesis purchases media airtime and resells it to other companies. For the years ended December 31, 1999 and 1998, media sold to a company owned by Mr. El-Batrawi amounted to $0 and $3,702,731, respectively.

     During the second quarter of 1999, and in connection with the termination of its business relationship with Trade Your Way To Riches, Inc., or TYWR, a company wholly owned by Mr. El-Batrawi, Genesis exercised its option to purchase the customer lists of TYWR, which option TYWR had granted to Genesis prior to our initial public offering. The purchase price of $3,821,134 for the customer lists was the approximate fair market value, based on the projected revenues from sales from the lists' use. The purchase price was paid through the exchange of advances made by Genesis to TYWR of $3,821,134, of which $2,270,330 of these advances were made in 1999, for the customer lists. Under the terms of the transaction, if the gross profit to Genesis from use of the list during the first 18 months does not meet or exceed the purchase price, then TYWR must refund to Genesis the difference between actual gross profit during such period and the purchase price. Genesis had the right to use the customer list during the second quarter of 1999 in consideration of the customary 25% commission for customer list use. Under the terms of the option, Genesis did not have to pay this commission if it exercised the option to purchase prior to September 30, 1999. During 1999 (subsequent to the purchase of this list), Genesis generated sales from these customer lists which resulted in gross profits of $2,645,459. In 2000, the gross profits generated from sales from these customer lists exceeded the purchase price. None of the proceeds of our initial public offering were used to fund this purchase.

     In connection with the sales efforts "road show" and visits to regulatory agencies in connection with our initial public offering, Genesis leased an airplane from Genesis Aviation, Inc., a company wholly owned by Mr. El-Batrawi. During 1999, Genesis reimbursed Genesis Aviation, Inc. for use of the airplane in the amount of $510,593.

     In April 1999, Genesis entered into a strategic alliance with Global Leisure Travel, Inc., a leading provider of wholesale travel to travel agents and consumers. Global's majority stockholder was a company that is wholly owned by Mr. El-Batrawi. The strategic alliance provided that Genesis would become the principal marketing and advertising agent and the exclusive Internet marketing and advertising agent and e-commerce consultant and provider to Global and all of its subsidiaries and affiliates. Global also granted Genesis an option to acquire all of the technology and assets comprising its proprietary computerized travel marketing system known as the Contour System. The agreed purchase price was the actual cost of development. In June 1999, Genesis exercised this option and purchased the Contour System for $2.5 million. In December 1999, Genesis sold the Contour System back to Global by transferring the Contour System and certain notes payable in the amount of $3,000,000 to Global. Genesis determined that this sale was consistent with Genesis' focus on and investment in the development of Centerlinq. There was no gain or loss on this transaction, as our basis in the Contour System had increased by approximately $500,000 from additional development costs paid by Genesis.

     For the years ended December 31, 1999 and 1998, Genesis earned $0 and $1,789,415, respectively, in commission from selling products for companies owned by Mr. El-Batrawi. The commission received from selling these products ranged from 35% to 55%. During 1999, Genesis paid $95,380 for business consulting services provided by George Heyworth and an entity owned by George Heyworth.

             APPROVAL OF AMENDMENT TO 1998 STOCK INCENTIVE PROGRAM

                                   (ITEM II)

     The stockholders are being asked to approve an amendment to the GenesisIntermedia.com, Inc. 1998 Stock Incentive Program that will increase the number of shares of common stock available for issuance under the program from 600,000 shares to 800,000 shares. The 800,000 share increase was approved by the board on August 14, 1999, subject to stockholder approval at the annual meeting. The board believes it is in Genesis' best interest to increase the share reserve so that Genesis can continue to attract and retain the services of those persons essential to the company's growth and financial success.

     Genesis has granted options to over 90% of our employees in an effort to share in Genesis' success. Of the 600,000 shares currently authorized under the 1998 program, approximately 30,000 shares remained available as of May 5, 2000. The majority of these options were granted under the employee incentive programs permitted by the program as set forth below over a period from October 1998 through May 5, 2000, a period of nearly one and one-half years. The board believes that the approval of an additional 800,000 shares under the program should be sufficient for our needs under the program for the next two years.

SUMMARY OF THE 1998 STOCK INCENTIVE PROGRAM

     The following is a summary of the principal features of the 1998 program. Any stockholder who wishes to obtain a copy of the actual plan document may do so upon written request to the Secretary at Genesis' offices listed on page 2 under "company contact."

     In October 1998, the board of directors adopted and the stockholders approved the 1998 stock incentive program. Under the program, the board of directors, or its designated administrators, have the flexibility to determine the type and amount of awards to be granted to eligible participants.

  Purpose, structure, awards and eligibility

     The 1998 program is intended to secure for Genesis and its stockholders the benefits arising from ownership of common stock by individuals employed or retained by Genesis who will be responsible for the future growth of the enterprise. The 1998 program is designed to help attract and retain superior personnel for positions of substantial responsibility, and to provide individuals with an additional incentive to contribute to the company's success.

     The 1998 program is composed of seven parts and the program administrators may make the following types of awards under the 1998 program:

     (1) incentive stock options (ISOs) under the incentive stock option plan;
     (2) nonqualified stock options (NQSOs) under the nonqualified stock option plan;
     (3) restricted shares under the restricted shares plan;
     (4) rights to purchase stock under the employee stock purchase plan (ESPP);
     (5) grants of options under the non-employee director stock option plan;
     (6) stock appreciation rights (SARs) under the stock appreciation rights plan; and
     (7) specified other stock rights under the stock rights plan, which may include the issuance of units representing the equivalent of shares of common stock, payments of compensation in the form of shares of common stock and rights to receive cash or shares of common stock based on the value of dividends paid on a share of common stock.

     Officers, key employees, employee directors, consultants and other independent contractors or agents of Genesis or our subsidiaries who are responsible for or contribute to the management, growth or profitability of our business are eligible for selection by the program administrators to participate in the program, provided, however, that incentive stock options may be granted under the incentive stock option plan only to a person who is an employee of Genesis or its subsidiaries.

  Shares subject to program

     There were previously authorized and reserved for issuance under the program an aggregate of 600,000 shares of Genesis common stock. The shares of common stock issuable under the program may be authorized but unissued shares, shares issued and reacquired, or shares purchased by the company on the open market. If any of the awards granted under the program expire, terminate or are forfeited for any reason before they have been exercised, vested or issued in full, the unused shares subject to those expired, terminated or forfeited awards will again be available for purposes of the program.

  Effective date and duration

     All of the plans other than the incentive stock option plan and the employee stock purchase plan, became effective upon their adoption by the board of directors. The incentive stock option plan and the employee stock purchase plan became effective upon their adoption by the board of directors and approval of the program by a majority of the stockholders. The 1998 program will continue in effect until October 2008 unless sooner terminated under the general provisions of the program.

  Administration

     The 1998 program is administered by the board of directors or by a committee appointed by the board. That committee must consist of not less than two directors who are:

     * non-employee directors within the meaning of SEC Rule 16b-3 under the Securities Exchange Act of 1934, so long as non-employee director administration is required under Rule 16b-3; and
     * outside directors as defined in Section 162(m) of the Internal Revenue Code of 1986, so long as outside directors are required by the Code.

     Subject to these limitations, the board of directors may from time to time remove members from the committee, fill all vacancies on the committee, and select one of the committee members as its chair. The 1998 program administrators may hold meetings when and where they determine, will keep minutes of their meetings, and may adopt, amend and revoke rules and procedures in accordance with the terms of the program. The 1998 program is presently administered by the non-employee directors who serve on the compensation committee of the board.

  New plan benefits

     As of May 5, 2000, 200,020 options had been granted, but no direct stock issuances had been made with respect to the 800,000 share increase proposed in this Item II.

FEDERAL INCOME TAX CONSEQUENCES FOR PLAN AWARDS

     Options granted under the program may be either incentive stock options that satisfy the requirements of Section 422 of the Internal Revenue Code of 1986 or nonqualified stock options that are not intended to meet those requirements. Options granted under the non-employee director stock option plan are nonqualified stock options.

  Incentive options

     No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise disposed of. For federal tax purposes, dispositions are divided into two categories, (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

     If the optionee makes a disqualifying disposition of the option shares, then Genesis will be entitled to an income tax deduction, for the taxable year in which the disposition occurs, equal to the excess of (i) the fair market value of the disposed shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will Genesis be allowed a deduction with respect to the optionee's disposition of the option shares.

  Nonqualified options

     The federal income tax treatment for the nonqualified stock options is as follows:

     * No taxable income is recognized by an optionee upon the grant of a nonqualified stock option. Generally, the optionee will recognize ordinary income in the year in which the option is exercised. The amount of ordinary income will equal the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. That amount increases the grantee's basis in the stock acquired pursuant to the exercise of the nonqualified option. The optionee is required to satisfy the tax withholding requirements applicable to that income. Upon a subsequent sale of the stock, the optionee will incur short-term or long-term gain or loss depending upon its holding period for the shares and upon the shares' subsequent appreciation or depreciation in the value.
     * Genesis is entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonqualified stock option. The deduction generally will be allowed in the taxable year that the ordinary income is recognized by the optionee.

  Restricted Plan Purchases

     The tax principles applicable to the issuance of restricted shares under the 1998 program are substantially the same as those summarized above for the exercise of nonqualified stock option grants in that they are both governed by
Section 83 of the Code. Restricted shares are not taxed at the time of grant unless the grantee elects to be taxed under Section 83(b) of the Code. When the restriction lapses, the grantee will have ordinary income equal to the fair market value of the shares on the vesting date. Alternatively, at the time of the grant, the grantee may elect under Section 83(b) of the Code to include as ordinary income in the year of the grant, an amount equal to the fair market value of the granted shares on the grant date. If the Section 83(b) election is made, the grantee will not recognize any additional income when the restriction lapses. Genesis will be entitled to an income tax deduction equal to the ordinary income recognized by the grantee in the year in which the grantee recognizes that income.

  Employee Stock Purchase Plan Purchases

     The employee stock purchase plan is intended to be an employee stock purchase plan within the meaning of Section 423 of the Code. Under a Section 423 qualified plan, no taxable income will be recognized by a participant, and no deductions will be allowable to Genesis, in connection with the grant or the exercise of an outstanding purchase right. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the plan or in the event the participant should die while still owning the purchased shares.

     If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the purchase period in which the shares were acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and Genesis will be entitled to an income tax deduction, for the taxable year in which the sale or disposition occurs, equal in amount to the excess.

     If the participant sells or disposes of the purchased shares more than two years after the start date of the purchase period in which the shares were acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (1) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (2) 15% of the fair market value of the shares on the start date of that purchase period, and any additional gain upon the disposition will be taxed as a long-term capital gain. Genesis will not be entitled to any income tax deduction with respect to that sale or disposition.

     If the participant still owns the purchased shares at the time of death, the lesser of (1) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (2) 15% of the fair market value of the shares on the start date of the purchase period in which those shares were acquired will constitute ordinary income in the year of death.

  Stock Appreciation Rights

     A program participant who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. Genesis will be entitled to an income tax deduction equal to the appreciation distribution for in the taxable year that the ordinary income is recognized by the participant.

  Stock Rights

     Generally, a program participant who is granted other stock rights will recognize ordinary income in the year of the grant of the right, if a present transfer of stock or value is made to the participant, or in the year of payment, such as in the case of a dividend equivalent right. That income will generally be equal to the fair market value of the granted right or payment. Genesis will generally be entitled to an income tax deduction equal to the income recognized by the participant on the grant or payment date for the taxable year in which the ordinary income is recognized by the participant.

  Deductibility of Executive Compensation

     We anticipate that any compensation deemed paid by Genesis in connection with the disqualifying disposition of incentive stock option shares or the exercise of nonqualified stock options granted with exercise prices equal to the fair market value of the shares on the grant date will generally qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of Genesis. Accordingly, we believe all compensation deemed paid under the 1998 program with respect to those dispositions or exercises will remain deductible by Genesis without limitation under Code Section 162(m).

  Accounting Treatment

     Option grants or stock issuances with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in compensation expense to Genesis equal to the difference between the exercise or issue price and the fair market value of the shares on the grant or issue date. The only exception to this is shares issued under the employee stock purchase plan. Under current accounting rules, the issuance of common stock under the employee stock purchase plan allows Genesis to continue to measure compensation cost of this plan using the intrinsic value. However, the impact of purchase rights granted under the employee stock purchase plan must be disclosed in pro forma financial statements to reflect their impact on reported earnings and earnings per share as if the fair value method had been applied. Compensation expense will be expensed over the period that the option shares or issued shares are to vest. Option grants or stock issuances at 100% of fair market value will not result in any charge to Genesis's earnings. Whether or not granted at a discount, the number of outstanding options may be a factor in determining Genesis's earnings per share on a diluted basis.

     Under a recently proposed amendment to the current accounting principles, option grants made to non-employee board members or consultants after December 15, 1998 will result in a direct charge to Genesis's reported earnings based upon the fair value of the option measured on the vesting date of each installment of the underlying option shares. The charge must include the appreciation in the value of the option shares over the period between the grant date of the option (or, if later, the effective date of the final amendment) and the vesting date of each installment of the option shares. In addition, if the proposed amendment is adopted, any options that are repriced after December 15, 1998 also will trigger a direct charge to Genesis's reported earnings measured by the appreciation in the value of the underlying shares over the period between the grant date of the repriced option (or, if later, the effective date of the final amendment) and the date the option is exercised.

     If an optionee is granted stock appreciation rights having no conditions upon exercisability other than a service or employment requirement, then those rights will result in compensation expense to Genesis.

     The foregoing outline is no more than a summary of the federal income tax and accounting provisions relating to the grant and exercise of options, stock awards and stock appreciation rights under the 1998 program and the sale of shares acquired under the 1998 program. Individual circumstances may vary these results. The federal income tax laws and regulations are constantly being amended, and each participant in the program is advised to rely upon his or her own tax counsel for advice concerning the federal income tax provisions applicable to the 1998 program.

STOCKHOLDER APPROVAL

     Genesis is seeking stockholder approval of the increase in the number of shares authorized and reserved for issuance under the program.

     The board believes that it is in the best interest of Genesis to continue to have a comprehensive equity incentive program for Genesis which will provide a meaningful opportunity for officers, key employees, employee directors, consultants and other independent contractors or agents of Genesis or our subsidiaries to acquire a substantial proprietary interest in Genesis and thereby encourage those individuals to remain in Genesis' service and more closely align their interests with those of the stockholders.

     The board recommends that you vote "FOR" the approval of the amendment to the program.

                      RATIFICATION OF INDEPENDENT AUDITORS

                                   (ITEM III)

     The audit committee of the board has appointed Singer Lewak Greenbaum & Goldstein, LLP to audit Genesis' financial statements for fiscal year 2000. Management asks you to ratify that appointment. Singer Lewak Greenbaum & Goldstein, LLP has been Genesis' independent accounting firm for many years, and management believes Singer Lewak Greenbaum & Goldstein, LLP is well qualified for the job. Although the ratification is not required by law, the board believes that stockholders should be given this opportunity to express their views on the subject. While not binding on the board, the failure of the stockholders to ratify the appointment of Singer Lewak Greenbaum & Goldstein, LLP as Genesis' independent auditors would be considered by the board and the audit committee in determining whether to continue the engagement of Singer Lewak Greenbaum & Goldstein, LLP. A Singer Lewak Greenbaum & Goldstein, LLP representative will be at the annual meeting to answer appropriate questions and to make a statement if he or she desires.

The board recommends you vote "FOR" this proposal.

                             STOCKHOLDER PROPOSALS

     Any shareholder proposal for Genesis' annual meeting in 2001 must be sent to the Secretary at the address of Genesis' principal executive office given under "company contact" on page 2. Any stockholder who wishes to present a proposal for the inclusion in the proxy statement for action at the 2001 annual meeting must comply with Genesis' certificate of incorporation and bylaws and the rules and regulations of the SEC then in effect. The deadline for receipt of a proposal to be considered for inclusion in Genesis' proxy statement is January 15, 2001. On request, the Secretary will provide detailed instructions for submitting proposals.

                                   IMPORTANT

     TO ASSURE YOUR REPRESENTATION AND A QUORUM FOR THE TRANSACTION OF BUSINESS AT THE ANNUAL MEETING, WE URGE YOU TO PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

                                 OTHER BUSINESS

     It is not anticipated that any other matters will be brought before the meeting for action. If any such other matters shall properly come before the meeting, however, it is intended that the persons authorized under the proxies may, in the absence of instructions to the contrary, vote or act on these matters in accordance with their best judgment.

                                 ANNUAL REPORT

     Our annual report on Form 10-K, including financial statements, for the year ended December 31, 1999, is being distributed to all stockholders together with this proxy statement, in satisfaction of the requirements of the Securities and Exchange Commission. Additional copies of such report are available upon request. To obtain additional copies of the annual report, please contact us at the address of Genesis's principal executive office given under "company contact" on page 2.

                                                  GENESISINTERMEDIA.COM, INC.
May 18, 2000

                          GENESISINTERMEDIA.COM, INC.
                            5805 SEPULVEDA BOULEVARD
                           VAN NUYS, CALIFORNIA 91411

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GENESISINTERMEDIA.COM, INC. FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JUNE 9, 2000 AND

P R O X Y

AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.


     The undersigned hereby appoints Ramy El-Batrawi and Douglas E. Jacobson as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of Common Stock of GenesisIntermedia.com, Inc. held of record by the undersigned on May 5, 2000, at the Annual Meeting of Stockholders to be held on June 9, 2000, or any adjournment or postponement thereof, with all the powers that the undersigned would possess if personally present as indicated below.

SHARES OF COMMON STOCK OF THE COMPANY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SHARES WILL BE VOTED FOR PROPOSAL 1, FOR PROPOSAL 2, AND FOR PROPOSAL 3, AND OTHERWISE AT THE DISCRETION OF THE PROXIES.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders of the Company called for June 9, 2000, and a Proxy Statement for the Annual Meeting.

                Continued and to be voted and signed on reverse

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 1, FOR PROPOSAL 2, AND FOR PROPOSAL 3.

                      THIS PROXY MAY BE REVOKED AT ANY TIME
                          BEFORE IT IS FOR EXERCISED.

                                                                                 FOR     AGAINST  ABSTAIN
(1)   ELECTION OF BOARD OF DIRECTORS: (01) RAMY EL-BATRAWI (02) DOUGLAS E.
      JACOBSON (03) GEORGE HEYWORTH (04) MICHAEL R. FUGLER (05) STEPHEN A. WEBER
      TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE
      EXCEPTION BOX AND PRINT THE NOMINEE'S NAME ON THIS LINE                     / /      / /
      --------------------------------------------------------------------------
(2)   Approve an amendment to the GenesisIntermedia.com, Inc. 1998 Stock
      Incentive Program which would increase by 800,000, the number of shares of
      Genesis common stock reserved for issuance under the plan.                  / /      / /      / /
(3)   Ratify the appointment of Singer Lewak Greenbaum & Goldstein, LLP as
      Genesis' independent auditors for Genesis' fiscal year 2000.                / /      / /      / /
(4)   To conduct other business if it is properly raised.                         / /      / /      / /

If you plan to attend the Annual Meeting please check the following box:  / /

THIS PROXY HAS BEEN MADE AVAILABLE TO:


Signature ______________________________________________________________________
Signature ______________________________________________________________________
Date ___________________________________________________________________________

Please sign exactly as your name(s) appear(s) on this proxy. Only one signature is required in case of a joint account. When signing in a representative capacity, please give title.

PLEASE MARK, SIGN, DATE, AND PROMPTLY RETURN THIS PROXY
CARD USING THE ENCLOSED ENVELOPE.